INVESTOR CONTACT: Jess Blomberg ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2024 RESULTS

Strength in Value-Added Portfolio and $75 million in Operating Income Benefit from Transform and Modernize Initiative Results in Record Operating Cash Flow

AUSTIN, Minn. (Dec. 4, 2024) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported fourth quarter and full-year fiscal 2024 results. All comparisons are to the fourth quarter of fiscal 2023 unless otherwise noted.

EXECUTIVE SUMMARY – FISCAL 2024

•Net sales of $11.9 billion
•Operating income of $1.1 billion; adjusted operating income1 of $1.1 billion
•Operating margin of 9.0%; adjusted operating margin1 of 9.6%
•Earnings before income taxes of $1.0 billion; adjusted earnings before income taxes1 of $1.1 billion
•Effective tax rate of 22.3%
•Diluted earnings per share of $1.47; adjusted diluted earnings per share1 of $1.58
•Record cash flow from operations of $1.3 billion

EXECUTIVE SUMMARY – FOURTH QUARTER

•Net sales of $3.1 billion
•Operating income of $294 million; adjusted operating income1 of $308 million
•Operating margin of 9.4%; adjusted operating margin1 of 9.8%
•Earnings before income taxes of $280 million; adjusted earnings before income taxes1 of $293 million
•Effective tax rate of 21.5%
•Diluted earnings per share of $0.40; adjusted diluted earnings per share1 of $0.42
•Cash flow from operations of $409 million

EXECUTIVE COMMENTARY – FISCAL 2024

“Fiscal 2024 demonstrated solid execution of our strategy, the power of our portfolio and the resilience of our team,” said Jim Snee, chairman of the board, president and chief executive officer.

“Across our business segments, we reinvested in our brands, expanded our market presence and introduced innovative solutions to drive impactful results,” Snee said. "In Retail, our flagship and rising brands, such as Hormel® Black Label®, Jennie-O®, SPAM®, and Applegate®, delivered strong growth and expanded households2. Our Foodservice segment again achieved above-industry growth, highlighting the differentiated value and relevant offerings our dedicated team brings to the industry. As expected, our International results reflect a solid recovery, and we remain well positioned to continue expanding our global presence.”

“The combination of underlying business strength and the capture of $75 million3 in operating income benefit from our Transform and Modernize (T&M) initiative helped to offset a dynamic consumer environment, the steep decline in whole bird turkey commodity markets, and the production disruption at our Suffolk, Virginia, facility," Snee said.

"We delivered a record year of operating cash flow, enabling us to return a record amount of cash to our shareholders in the form of dividends," Snee said. "The focus on our value-added portfolio, innovation, and T&M initiative has positioned us well for sustainable growth and enhanced shareholder value.”

FISCAL 2025 OUTLOOK

“As we enter fiscal 2025, we are in a strong position to deliver quality earnings growth, further expand our market presence, and accelerate the impact of our T&M initiative,” Snee said. “We expect each of our three segments to deliver top line growth as we continue to lead on-trend categories, increase brand investments, and drive innovation in the marketplace.”

In fiscal 2025, the Company expects:
•Net sales of $11.9 billion to $12.2 billion; organic net sales1 growth of 1% to 3%
•Operating income in the range of $1.13 to $1.23 billion
•Adjusted operating income1 in the range of $1.18 to $1.28 billion
•Diluted earnings per share in the range of $1.51 to $1.65
•Adjusted diluted earnings per share1 in the range of $1.58 to $1.72

Fiscal 2025 Outlook
Net Sales	$11.9 - $12.2 billion
Adj. Operating Income[1]	$1.18 to $1.28 billion
Adj. Diluted EPS[1]	$1.58 - $1.72
Effective Tax Rate	22.0 - 23.0%

The Company's fiscal 2025 outlook assumes:
•Net sales and earnings impact from lower whole bird turkey commodity markets that are most acute in the first quarter
•Net sales and earnings impact from the snack nuts supply disruption will continue in the first quarter with sequential improvement from the Planters® brand beginning in the second quarter
•Estimated incremental benefits from the T&M initiative in the range of $100 million to $150 million

DIVIDENDS

“Returning capital to our shareholders is a top priority,” said Snee. “We recently announced a 3% increase in our dividend, raising the annual rate to $1.16 per share. This marks the 59th consecutive year of annual dividend growth at Hormel Foods.”

Effective Nov. 15, 2024, the Company paid its 385th consecutive quarterly dividend at the annual rate of $1.13 per share.

PROGRESS EXECUTING TRANSFORM AND MODERNIZE

In fiscal 2024, the Company made meaningful progress delivering value through the T&M initiative, generating $75 million3 in operating income benefit. These benefits are embedded within the overall performance of the business, and the Company expects to see continued value in future years.

The Company expects to realize an incremental $100 million to $150 million in benefits from the T&M initiative in fiscal 2025, as the planned expansion of the program accelerates value returned to the organization.

The T&M initiative is focused on transforming the supply chain, minimizing portfolio complexity, investing in data and technology, and enhancing people and processes. The benefits from the T&M initiative are long-term in nature as they provide strategic fuel for growth for the core business.

The T&M initiative is an integral part of achieving the Company's target to deliver at least $250 million in annualized operating income growth in fiscal 20264.

SEGMENT HIGHLIGHTS – FOURTH QUARTER

Retail
•Volume down 6%
•Net sales down 4%
•Segment profit up 29%; adjusted segment profit1 up 4%

Year-over-year growth from many branded items, including Applegate® natural and organic meats, Hormel® Black Label® bacon, the SPAM® family of products, Jennie-O® ground turkey, and Hormel® Square Table™ entrees was more than offset by volume and net sales declines driven by the Value Added Meats, Snacking & Entertaining, and Convenient Meals & Proteins verticals. Excluding the impact of last year's non-cash impairment charge, adjusted segment profit1 increased due to continued benefits from lower logistics expenses and incremental savings from the T&M initiative.

Foodservice
•Volume up 2%
•Net sales up 1%
•Segment profit down 8%

Volume and net sales growth were driven by strong performance across the premium prepared proteins, salty snacks, turkey, bacon, and pizza toppings categories. Products such as Heritage Premium Meats offerings, Hormel® Fire Braised® meats, branded Jennie-O® turkey, Planters® snack nuts, and Cafe H® globally inspired proteins delivered top line growth. Segment profit decreased due to lower margins in Heritage Premium Meats, poultry, and pizza toppings, as well as higher selling, general and administrative expenses.

International
•Volume down 10%
•Net sales up 1%
•Segment profit up 184%

Net sales grew due to demand in China and strong branded exports for SPAM® luncheon meat and Skippy® peanut butter Considerable volume declines in turkey exports resulted in lower volumes compared to the prior year. Segment profit for the quarter was significantly above the prior year, due to improved export margins, favorable results in China, and growth from our investments in the Philippines and Indonesia.

SELECTED FINANCIAL DETAILS – FISCAL 2024

Income Statement
•Operating margin and adjusted operating margin1 were 9.0% and 9.6%, respectively, compared to 8.9% and 9.8% for the previous year, respectively.
•Selling, general and administrative expenses as a percent of net sales, and adjusted selling, general and administrative expenses as a percent of net sales1 were 8.4% and 7.8%, respectively, compared to 7.8% and 7.1% last year, respectively.
•Advertising investments were $163 million, compared to $160 million last year. The Company continues to support its leading brands in the marketplace through strategic investments.
•The effective tax rate was 22.3%, compared to 21.8% last year.

Cash Flow Statement
•Record cash flow from operations was $1.3 billion.
•Dividends paid to shareholders were a record $615 million.
•Capital expenditures were $256 million, compared to $270 million last year. During the year, the Company invested in capacity expansions for Hormel® Fire Braised® products, Applegate® products and the Jiaxing, China, facility. The target for capital expenditures in fiscal 2025 is $275 million to $300 million.
•Depreciation and amortization expense was $258 million. The full-year expense for fiscal 2025 is expected to be approximately $265 million.

Balance Sheet
•The Company remains in a strong financial position with ample liquidity, a conservative level of debt and consistent cash flows.
•Cash on hand increased to $742 million at fiscal year-end, from $737 million at the beginning of the year.
•Inventories at fiscal year-end were $1.6 billion, a decrease of $104 million from the beginning of the year.
•Total long-term debt, including current maturities, was $2.9 billion at fiscal year-end.

PRESENTATION
A conference call will be webcast at 8 a.m. CT on Dec. 4, 2024. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 800-549-8228 and providing the access code 13364. An audio replay is available at www.hormelfoods.com. The webcast replay will be available at noon CT, Dec. 4, 2024, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies, received a perfect score of 100 on the 2023–24 Corporate Equality Index and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the risk of disruption of operations, including at owned facilities, co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; the risk that the Company may fail to realize anticipated cost savings or operating profit improvements associated with strategic initiatives, including the Transform and Modernize initiative; risk of loss of a significant contract or unfavorable changes in the Company’s relationships with significant customers; risk of the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks, security breaches or other IT interruptions, against or involving the Company’s IT systems or those of others with whom it does business; risk of the Company’s failure to timely replace legacy technologies; deterioration of labor relations or labor availability or increases to labor costs; general risks of the food industry, including those related to food safety, such as costs resulting from food contamination, product recalls, the remediation of food safety events at its facilities, including the production disruption at the Suffolk, Virginia, facility, or outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products, including due to private label products and lower-priced alternatives; risks related to the Company’s ability to respond to changing consumer preferences, diets and eating patterns, and the success of innovation and marketing investments; damage to the Company’s reputation or brand image; risks associated with climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations, including geopolitical risk, exchange rate risk, legal, tax, and regulatory risk, and risks associated with tariffs. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1    Non-GAAP measure. See Appendix: Non-GAAP Measures to this news release for more information.
2    Circana, Receipt Panel, Total Omnichannel; 52 weeks ended 10/06/24.
3    Representative of the Buy, Make, and Move T&M initiative pillars.
4    Compared to fiscal 2023 adjusted operating income1.

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Fourth Quarter Ended		Fiscal Year Ended
In thousands, except per share amounts	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023
Net Sales	$3,138,091	$3,198,079	$11,920,797	$12,110,010
Cost of Products Sold	2,616,861	2,683,655	9,898,659	10,110,169
Gross Profit	521,230	514,425	2,022,138	1,999,841
Selling, General, and Administrative	238,587	216,546	1,005,294	942,167
Equity in Earnings of Affiliates	11,838	541	51,088	42,754
Goodwill and Intangible Impairment	—	28,383	—	28,383
Operating Income	294,481	270,037	1,067,932	1,072,046
Interest and Investment Income (Expense)	4,980	(5,872)	48,396	14,828
Interest Expense	19,430	18,360	80,894	73,402
Earnings Before Income Taxes	280,030	245,805	1,035,434	1,013,472
Provision for Income Taxes	60,070	50,322	230,803	220,552
Effective Tax Rate	21.5%	20.5%	22.3%	21.8%
Net Earnings	219,960	195,483	804,631	792,920
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(236)	(452)	(407)	(653)
Net Earnings Attributable to Hormel Foods Corporation	$220,196	$195,935	$805,038	$793,572

Net Earnings Per Share:
Basic	$0.40	$0.36	$1.47	$1.45
Diluted	$0.40	$0.36	$1.47	$1.45

Weighted-average Shares Outstanding:
Basic	548,942	546,517	548,129	546,421
Diluted	549,456	548,249	548,832	548,982

Dividends Declared Per Share	$0.283	$0.275	$1.130	$1.100

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited

In thousands	October 27, 2024	October 29, 2023
Assets
Cash and Cash Equivalents	$741,881	$736,532
Short-term Marketable Securities	24,742	16,664
Accounts Receivable	817,908	817,391
Inventories	1,576,300	1,680,406
Taxes Receivable	50,380	7,242
Prepaid Expenses and Other Current Assets	35,265	39,014
Total Current Assets	3,246,476	3,297,249

Goodwill	4,923,487	4,928,464
Other Intangibles	1,732,705	1,757,171
Pension Assets	205,964	204,697
Investments In Affiliates	719,481	725,121
Other Assets	411,889	370,252
Net Property, Plant, and Equipment	2,194,728	2,165,818
Total Assets	$13,434,729	$13,448,772

Liabilities and Shareholders' Investment
Accounts Payable	$735,604	$771,397
Accrued Expenses	66,380	51,679
Accrued Marketing Expenses	108,156	87,452
Employee-related Expenses	283,490	263,330
Interest and Dividends Payable	175,941	172,178
Taxes Payable	21,916	15,212
Current Maturities of Long-term Debt	7,813	950,529
Total Current Liabilities	1,399,299	2,311,776

Long-term Debt Less Current Maturities	2,850,944	2,358,719
Pension and Post-retirement Benefits	379,891	349,268
Deferred Income Taxes	589,366	498,106
Other Long-term Liabilities	211,219	191,917
Accumulated Other Comprehensive Loss	(263,331)	(272,252)
Other Shareholders' Investment	8,267,342	8,011,237
Total Liabilities and Shareholders' Investment	$13,434,729	$13,448,772

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	Fourth Quarter Ended		Fiscal Year Ended
In thousands	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023
Operating Activities
Net Earnings	$219,960	$195,483	$804,631	$792,920
Depreciation and Amortization	66,401	65,985	257,756	253,311
Decrease (Increase) in Working Capital	24,380	(45,386)	68,157	(124,758)
Other	97,879	103,010	136,194	126,375
Net Cash Provided by (Used in) Operating Activities	408,621	319,091	1,266,738	1,047,847

Investing Activities
Net (Purchase) Sale of Securities	17	7	(6,088)	(42)
Proceeds from sale of business	25,006	—	25,006	—
Purchases of Property, Plant, and Equipment	(83,784)	(101,681)	(256,441)	(270,211)
Proceeds from (Purchases of) Affiliates and Other Investments	(1,290)	(514)	(7,970)	(427,709)
Other	42	1,132	8,586	8,418
Net Cash Provided by (Used in) Investing Activities	(60,008)	(101,055)	(236,907)	(689,544)

Financing Activities
Proceeds from Long-term Debt	—	—	497,765	1,980
Repayments of Long-term Debt and Finance Leases	(2,220)	(2,243)	(959,017)	(8,827)
Dividends Paid on Common Stock	(154,982)	(150,372)	(614,960)	(592,932)
Share Repurchase	—	—	—	(12,303)
Other	6,929	3,529	46,116	12,018
Net Cash Provided by (Used in) Financing Activities	(150,273)	(149,086)	(1,030,096)	(600,064)
Effect of Exchange Rate Changes on Cash	6,066	(1,541)	5,614	(3,814)
Increase (Decrease) in Cash and Cash Equivalents	204,405	67,409	5,349	(245,575)
Cash and Cash Equivalents at Beginning of Period	537,476	669,124	736,532	982,107
Cash and Cash Equivalents at End of Year	$741,881	$736,532	$741,881	$736,532

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited

	Fourth Quarter Ended			Fiscal Year Ended
In thousands	October 27, 2024	October 29, 2023	% Change	October 27, 2024	October 29, 2023	% Change
Volume (lbs.)
Retail	744,521	788,030	(5.5)	2,915,141	3,055,393	(4.6)
Foodservice	283,944	279,288	1.7	1,061,730	1,026,772	3.4
International	79,737	88,128	(9.5)	311,419	329,573	(5.5)
Total Volume (lbs.)	1,108,203	1,155,445	(4.1)	4,288,290	4,411,738	(2.8)

Net Sales
Retail	$1,907,071	$1,983,253	(3.8)	$7,374,149	$7,749,039	(4.8)
Foodservice	1,046,008	1,032,353	1.3	3,845,118	3,639,492	5.6
International	185,012	182,474	1.4	701,529	721,479	(2.8)
Total Net Sales	$3,138,091	$3,198,079	(1.9)	$11,920,797	$12,110,010	(1.6)

Segment Profit
Retail	$152,932	$118,660	28.9	$562,768	$577,690	(2.6)
Foodservice	154,340	167,571	(7.9)	596,292	595,682	0.1
International	27,058	9,511	184.5	92,084	55,234	66.7
Total Segment Profit	334,331	295,743	13.0	1,251,144	1,228,606	1.8
Net Unallocated Expense	54,064	49,485	9.3	215,304	214,482	0.4
Noncontrolling Interest	(236)	(452)	47.8	(407)	(653)	37.7
Earnings Before Income Taxes	$280,030	$245,805	13.9	$1,035,434	$1,013,472	2.2

APPENDIX: NON-GAAP MEASURES

This news release includes measures of financial performance that are not defined by U.S. generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP measures provide useful information to investors because they aid analysis and understanding of the Company’s results and business trends relative to past performance and the Company’s competitors. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Transform and Modernize Initiative
In the fourth quarter of fiscal 2023, the Company announced a multi-year T&M initiative. In presenting non-GAAP measures, the Company adjusts for (i.e., excludes) expenses for this initiative that are non-recurring, comprised primarily of project-based external consulting fees and asset write-offs related to portfolio optimization (i.e., reducing the complexity and optimizing the assortment of the product portfolio). The Company believes that non-recurring costs associated with the T&M initiative are not reflective of the Company’s ongoing operating cost structure; therefore, the Company is excluding these discrete costs. The Company does not adjust for (i.e., does not exclude) certain costs related to the T&M initiative that are expected to continue after the project ends, such as software license fees and internal employee expenses, because those costs are considered ongoing in nature as a component of normal operating costs. The Company also does not adjust for savings realized through the T&M initiative as these are considered ongoing in nature and reflect expected ongoing operating performance.

Legal Matters
From time to time, the Company incurs expenses related to discrete legal matters that the Company believes are not indicative of the Company’s core operating performance, do not reflect expected future operating costs, and may not be meaningful when comparing the Company’s operating performance against that of prior periods. The Company adjusts for (i.e., excludes) these expenses.

Litigation Settlements
In the second and third quarters of fiscal 2024, the Company entered into settlement agreements with certain plaintiffs in its pending antitrust litigation.

Arbitration Ruling
In the third quarter of fiscal 2023, the Company received an unexpected, unfavorable arbitration ruling involving an isolated commercial dispute with a third party.

Gain on Sale of Business
In the fourth quarter of fiscal 2024, the Company sold the Hormel Health Labs business, resulting in a gain on the sale. The Company believes the one-time benefit from the sale is not reflective of the Company’s ongoing operating cost structure, is not indicative of the Company’s core operating performance, and may not be meaningful when comparing the Company’s operating performance against that of prior periods. Thus, the Company adjusted for (i.e. excluded) the gain.

Organic Net Sales
The non-GAAP adjusted financial measurement of organic net sales provides investors with additional information to facilitate the comparison of past and present operations. Organic net sales excludes the impact of the sale of the Hormel Health Labs business in the Foodservice segment in fiscal 2024.

Impairment Charges
In the fourth quarter of fiscal 2023, the Company incurred impairment charges associated with the Justin’s® trade name and a corporate venturing investment. The Company believes that non-recurring costs for these impairments are not reflective of the Company’s ongoing operating cost structure, are not indicative of the Company’s core operating performance, do not reflect expected future operating costs, and may not be meaningful when comparing the Company’s operating performance against that of prior periods; therefore, the Company is excluding these discrete costs.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP measures presented in this press release. The tax impacts were calculated using the effective tax rate for the quarter in which the transactions occurred.

	Fourth Quarter Ended		Fiscal Year Ended
In thousands, except per share amounts	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023
Cost of Products Sold (GAAP)	$2,616,861	$2,683,655	$9,898,659	$10,110,169
Transform and Modernize Initiative(1)	(910)	(944)	(5,557)	(944)
Adjusted Cost of Products Sold (Non-GAAP)	$2,615,950	$2,682,711	$9,893,102	$10,109,225

Gross Profit (GAAP)	$521,230	$514,425	$2,022,138	$1,999,841
Transform and Modernize Initiative(1)	910	944	5,557	944
Adjusted Gross Profit (Non-GAAP)	$522,140	$515,368	$2,027,695	$2,000,785

SG&A (GAAP)	$238,587	$216,546	$1,005,294	$942,167
Transform and Modernize Initiative(2)	(16,440)	(8,397)	(47,456)	(8,397)
Pork Antitrust Litigation Settlements	—	—	(11,750)	—
Red Meat Wages Antitrust Litigation Settlement	—	—	(13,500)	—
Poultry Wages Antitrust Litigation Settlement	—	—	(3,500)	—
Gain on Sale of Business	3,922	—	3,922	—
Arbitration Ruling	—	1,671	—	(68,329)
Adjusted SG&A (Non-GAAP)	$226,069	$209,820	$933,010	$865,441

Equity in Earnings of Affiliates (GAAP)	$11,838	$541	$51,088	$42,754
Impairment Charges	—	6,985	—	6,985
Adjusted Equity in Earnings of Affiliates (Non-GAAP)	$11,838	$7,526	$51,088	$49,739

Goodwill and Intangible Impairment (GAAP)	$—	$28,383	$—	$28,383
Impairment Charges	—	(28,383)	—	(28,383)
Adjusted Goodwill and Intangible Impairment (Non-GAAP)	$—	$—	$—	$—

Operating Income (GAAP)	$294,481	$270,037	$1,067,932	$1,072,046
Transform and Modernize Initiative(1)(2)	17,350	9,340	53,013	9,340
Pork Antitrust Litigation Settlements	—	—	11,750	—
Red Meat Wages Antitrust Litigation Settlement	—	—	13,500	—
Poultry Wages Antitrust Litigation Settlement	—	—	3,500	—
Gain on Sale of Business	(3,922)	—	(3,922)	—
Arbitration Ruling	—	(1,671)	—	68,329
Impairment Charges	—	35,368	—	35,368
Adjusted Operating Income (Non-GAAP)	$307,909	$313,074	$1,145,773	$1,185,083

	Fourth Quarter Ended		Fiscal Year Ended
In thousands, except per share amounts	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023
Earnings Before Income Taxes (GAAP)	$280,030	$245,805	$1,035,434	$1,013,472
Transform and Modernize Initiative(1)(2)	17,350	9,340	53,013	9,340
Pork Antitrust Litigation Settlements	—	—	11,750	—
Red Meat Wages Antitrust Litigation Settlement	—	—	13,500	—
Poultry Wages Antitrust Litigation Settlement	—	—	3,500	—
Gain on Sale of Business	(3,922)	—	(3,922)	—
Arbitration Ruling	—	(1,671)	—	68,329
Impairment Charges	—	35,368	—	35,368
Adjusted Earnings Before Income Taxes (Non-GAAP)	$293,459	$288,843	$1,113,275	$1,126,509

Provision for Income Taxes (GAAP)	$60,070	$50,322	$230,803	$220,552
Transform and Modernize Initiative(1)(2)	3,730	1,915	11,739	1,915
Pork Antitrust Litigation Settlements	—	—	2,644	—
Red Meat Wages Antitrust Litigation Settlement	—	—	2,930	—
Poultry Wages Antitrust Litigation Settlement	—	—	760	—
Gain on Sale of Business	(843)	—	(843)	—
Arbitration Ruling	—	(343)	—	14,847
Impairment Charges	—	7,250	—	7,250
Adjusted Provision for Income Taxes (Non-GAAP)	$62,957	$59,145	$248,031	$244,565

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$220,196	$195,935	$805,038	$793,572
Transform and Modernize Initiative(1)(2)	13,620	7,426	41,274	7,426
Pork Antitrust Litigation Settlements	—	—	9,106	—
Red Meat Wages Antitrust Litigation Settlement	—	—	10,571	—
Poultry Wages Antitrust Litigation Settlement	—	—	2,741	—
Gain on Sale of Business	(3,078)	—	(3,078)	—
Arbitration Ruling	—	(1,328)	—	53,482
Impairment Charges	—	28,118	—	28,118
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$230,738	$230,150	$865,650	$882,597

Diluted Earnings Per Share (GAAP)	$0.40	$0.36	$1.47	$1.45
Transform and Modernize Initiative(1)(2)	0.02	0.01	0.08	0.01
Pork Antitrust Litigation Settlements	—	—	0.02	—
Red Meat Wages Antitrust Litigation Settlement	—	—	0.02	—
Poultry Wages Antitrust Litigation Settlement	—	—	—	—
Gain on Sale of Business	(0.01)	—	(0.01)	—
Arbitration Ruling	—	—	—	0.10
Impairment Charges	—	0.05	—	0.05
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.42	$0.42	$1.58	$1.61

	Fourth Quarter Ended		Fiscal Year Ended
In thousands, except per share amounts	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023
SG&A as a Percent of Net Sales (GAAP)	7.6%	6.8%	8.4%	7.8%
Transform and Modernize Initiative(2)	(0.5)	(0.3)	(0.4)	(0.1)
Pork Antitrust Litigation Settlements	—	—	(0.1)	—
Red Meat Wages Antitrust Litigation Settlement	—	—	(0.1)	—
Poultry Wages Antitrust Litigation Settlement	—	—	—	—
Gain on Sale of Business	0.1	—	—	—
Arbitration Ruling	—	0.1	—	(0.6)
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	7.2%	6.6%	7.8%	7.1%

Operating Margin (GAAP)	9.4%	8.4%	9.0%	8.9%
Transform and Modernize Initiative(1)(2)	0.6	0.3	0.4	0.1
Pork Antitrust Litigation Settlements	—	—	0.1	—
Red Meat Wages Antitrust Litigation Settlement	—	—	0.1	—
Poultry Wages Antitrust Litigation Settlement	—	—	—	—
Gain on Sale of Business	(0.1)	—	—	—
Arbitration Ruling	—	(0.1)	—	0.6
Impairment Charges	—	1.1	—	0.3
Adjusted Operating Margin (Non-GAAP)	9.8%	9.8%	9.6%	9.8%
(1)    Comprised primarily of asset write-offs related to portfolio optimization.
(2)    Comprised primarily of project-based external consulting fees.

Adjusted Segment Profit (Non-GAAP)

	Fourth Quarter Ended
	October 27, 2024			October 29, 2023
In thousands	GAAP	Non-GAAP Adjustments(1)	Non-GAAP	GAAP	Non-GAAP Adjustments(2)	Non-GAAP
Segment Profit
Retail	$152,932	$—	$152,932	$118,660	$28,383	$147,043
Foodservice	154,340	—	154,340	167,571	—	167,571
International	27,058	—	27,058	9,511	—	9,511
Total Segment Profit	334,331	—	334,331	295,743	28,383	324,126
Net Unallocated Expense	54,064	(13,428)	40,636	49,485	(14,655)	34,830
Noncontrolling Interest	(236)	—	(236)	(452)	—	(452)
Earnings Before Income Taxes	$280,030	$13,428	$293,459	$245,805	$43,038	$288,843
(1)    Net Unallocated Expense adjustments in the fourth quarter of fiscal 2024 comprised of non-recurring T&M initiative costs and the gain on the sale of Hormel Health Labs.
(2)    Retail segment profit adjustment in the fourth quarter of fiscal 2023 is due to an impairment charge associated with the Justin’s® trade name. Net Unallocated Expense adjustments for the fourth quarter of fiscal 2023 comprised of an unfavorable arbitration ruling, impairment charge associated with a corporate venturing investment, and non-recurring T&M initiative costs.

	Fiscal Year Ended
	October 27, 2024			October 29, 2023
In thousands	GAAP	Non-GAAP Adjustments(1)	Non-GAAP	GAAP	Non-GAAP Adjustments(2)	Non-GAAP
Segment Profit
Retail	$562,768	$—	$562,768	$577,690	$28,383	$606,073
Foodservice	596,292	—	596,292	595,682	—	595,682
International	92,084	—	92,084	55,234	—	55,234
Total Segment Profit	1,251,144	—	1,251,144	1,228,606	28,383	1,256,989
Net Unallocated Expense	215,304	(77,841)	137,463	214,482	(84,655)	129,827
Noncontrolling Interest	(407)	—	(407)	(653)	—	(653)
Earnings Before Income Taxes	$1,035,434	$77,841	$1,113,275	$1,013,472	$113,038	$1,126,509
(1)    Net Unallocated Expense adjustments in fiscal 2024 comprised of non-recurring T&M initiative costs, litigation settlements for pork, red meat wages, and poultry wages antitrust cases, and the gain on the sale of Hormel Health Labs.
(2)    Retail segment profit adjustment in fiscal 2023 is due to an impairment charge associated with the Justin’s® trade name. Net Unallocated Expense adjustments in fiscal 2023 comprised of an unfavorable arbitration ruling, impairment charge associated with a corporate venturing investment, and non-recurring T&M initiative costs.

Forward-looking U.S. GAAP to Non-GAAP Measures

The tables below show the calculations to reconcile from the estimated fiscal 2025 GAAP measures to the estimated adjusted non-GAAP measures.

Fiscal 2025 Outlook - Organic Net Sales (Non-GAAP)
To facilitate the comparison of past and present net sales performance, the Company’s fiscal 2025 outlook for net sales growth has been adjusted to reflect organic net sales. Organic net sales exclude the impact of the sale of the Hormel Health Labs business in the fourth quarter of fiscal 2024. The adjustment removes the full year fiscal 2024 net sales of the operation, which were reported within the Foodservice segment.

In thousands	Fiscal 2025 Outlook			2024 Results	Change
Net Sales (GAAP)	$11,900,000	-	$12,200,000	$11,920,797	0%	-	2%
Hormel Health Labs Divestiture	—	-	—	(107,643)
Organic Net Sales (Non-GAAP)	$11,900,000	-	$12,200,000	$11,813,154	1%	-	3%

Fiscal 2025 Outlook - Adjusted Operating Income (Non-GAAP)
Our fiscal 2025 outlook for adjusted operating income is a non-GAAP financial measure that excludes, or has otherwise been adjusted for, items impacting comparability, including estimated charges associated with the T&M initiative. The Company’s strategic investments in the T&M initiative are expected to cease at the end of the investment period, are not expected to recur in the foreseeable future, and are not considered representative of the Company’s underlying operating performance.

In thousands	2025 Outlook
Operating Income (GAAP)	$1,129,000	-	$1,223,000
Transform and Modernize Initiative	46,000	-	52,000
Adjusted Operating Income (Non-GAAP)	$1,175,000	-	$1,275,000

Fiscal 2025 Outlook - Adjusted Diluted Earnings per Share (Non-GAAP)
The non-GAAP measure of adjusted diluted earnings per share excludes estimated charges associated with the T&M initiative.

	2025 Outlook
Diluted Earnings per Share (GAAP)	$1.51	-	$1.65
Transform and Modernize Initiative	0.07	-	0.07
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.58	-	$1.72